Exhibit 5.2

Eckert Seamans Cherin & Mellott, LLC	TEL 215 851 8400
Two Liberty Place	FAX 215 851 8383
50 South 16th Street, 22nd Floor	www.eckertseamans.com
Philadelphia, PA 19102

March 29, 2017

Malvern Bancorp, Inc.

42 E. Lancaster Avenue

Paoli, Pennsylvania 19301

Re:     Registration Statement on Form S-4 of Malvern Bancorp, Inc.

Ladies and Gentlemen:

You have requested our opinion, as your special counsel, on certain limited corporate matters arising under Pennsylvania law in connection with the filing by Malvern Bancorp, Inc., a Pennsylvania corporation (the “Company”), with the U.S. Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering by the Company of up to $25,000,000 principal amount of the Company’s 6.125% Fixed-to-Floating Rate Subordinated Notes due 2027 (the “New Notes”), in exchange for a like principal amount of the Company’s outstanding unregistered 6.125% Fixed-to-Floating Rate Subordinated Notes due 2027 (the “Old Notes”).

We understand that the New Notes will be issued pursuant to an indenture dated as of February 7, 2017 (the “Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”).

In connection with rendering the opinions set forth in this letter, we have examined the following documents: the Company’s Amended and Restated Articles of Incorporation (as amended through February 15, 2017), the Company’s Amended and Restated Bylaws (dated as of February 15, 2017), the Registration Statement, the Indenture, the Old Notes, the form of New Notes, resolutions of the Board of Directors of the Company adopted on January 24, 2017, resolutions of the Pricing Committee thereof, adopted on January 31, 2017, and resolutions of the Board of the Company adopted on March 28, 2017, each as certified by the Secretary of the Company, an Officer’s Certificate dated the date of this letter executed by an authorized officer of the Company, a certificate of subsistence issued by the Secretary of the Commonwealth of Pennsylvania, dated February 2, 2017, with respect to the Company (the “Good Standing Certificate”), and such other records and documents and such matters of law and fact as we have deemed necessary or advisable to enable us to render this opinion.

In rendering the opinions set forth in this letter, we have assumed and relied upon, without independent investigation or verification, (i) the authenticity, completeness, truth and due authorization and execution of all documents submitted to us as originals, (ii) the genuineness of all signatures on all documents submitted to us as originals, and (iii) the conformity to the originals of all documents submitted to us as certified, electronic, photostatic or conformed copies.

This opinion letter is based upon the customary practice of lawyers who regularly give, and lawyers who regularly advise opinion recipients regarding, opinions of the kind rendered in this opinion letter. The opinions expressed herein relate only to laws which are specifically referred to in this letter.

Based upon, and subject to, the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that:

1.          The Company is incorporated as a business corporation under the Pennsylvania Business Corporation Law of 1988, as amended, and, based solely upon the Good Standing Certificate, is presently subsisting as a corporation under Pennsylvania law, and has all requisite corporate power and authority to be the parent of Malvern Federal Savings Bank.

Malvern Bancorp, Inc.

March 29, 2017

2.          The Company has all requisite corporate power and authority to enter into and deliver the Indenture and the New Notes and to perform its obligations thereunder.

3.          The execution and delivery by the Company of the Indenture and the New Notes and the performance by the Company of its obligations thereunder have been duly authorized by the Company.

No opinion is rendered in this letter as to the enforceability of the New Notes, the Indenture or any other document or instrument incorporated or otherwise referenced in the New Notes, the Indenture or the Registration Statement. The opinions in this letter are limited to the matters set forth in this letter, and no opinion may be inferred or implied beyond the matters expressly stated in this letter. The opinions expressed in this letter must be read in conjunction with the assumptions, limitations, exceptions and qualifications set forth in this letter. We assume no obligation to update this opinion to advise you of any changes in facts or laws subsequent to the date of this letter.

Our opinion is limited in all respects to the laws of the Commonwealth of Pennsylvania as of the date of this letter and we express no opinion as to the laws of any other jurisdiction (“Relevant Law”).

The opinions expressed in this letter are as of the date of this letter and are necessarily limited to Relevant Law and facts as now in effect, and we assume no responsibility to keep these opinions current or to advise you or any other party of any changes in applicable Relevant Law or any other matters that may come to our attention after the date of this letter that may affect such opinions.

This opinion is for your benefit and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. In addition, this opinion may be relied upon by Lowenstein Sandler LLP in its opinion, a copy of which is filed as Exhibit 5.1 to the Registration Statement.

We hereby consent to your filing of this opinion as an exhibit to the Registration Statement and we further consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving such consent, we do not hereby admit that we are “experts” within the meaning of the Securities Act or the Rules and Regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

/s/ Eckert Seamans Cherin & Mellott, LLC

ECKERT SEAMANS CHERIN & MELLOTT, LLC

MDE/JJK